Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

UNIVERSAL FOG, INC.

Universal Fog, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of Delaware was on August 19, 2004, and it was filed under the name of Edmonds6, Inc.

2. The Board of Directors on October 19, 2007 duly adopted a resolution setting forth a proposed amendment to Certificate of Incorporation, declaring said amendment to be advisable and calling for it to be submitted to the holders of a majority of the common stock for consideration, and pursuant to such resolution of the Board of Directors and the holders of a majority of the common stock adopted such amendment by written consent on October 19, 2007.

3. Article IV of the Certificate of Incorporation of Universal Fog, Inc. shall be amended to add the following:  Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of Common Stock, par value $.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Date, shall be, and hereby is, converted (the “Reverse Stock Split”) into one-twentieth (1/20th) of a share of Common Stock, par value $.0001 per share (the “New Common Stock”).  Each outstanding stock certificate which immediately prior to the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-twentieth (1/20th) and rounding such number up to the nearest whole number.

The Corporation shall not issue fractional shares on account of the Reverse Stock Split.  Any fractional share resulting from such change will be rounded upward to the next higher whole share of New Common Stock.

Each holder of Old Common Stock shall be entitled to receive a certificate representing the number of whole shares of New Common Stock into which such Old Common Stock is reclassified.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation on this __ day of March, 2008.

UNIVERSAL FOG, INC.

By  /s/ Sun, Xin
      Sun, Xin
      Chairman